News Release
Contact:	Thomas Joyce, Public Relations (612) 303-3167 Judith T. Murphy, Investor Relations (612) 303-0783

JOHN ELMORE, KENT STONE AND JAMES CHOSY NAMED TO U.S. BANCORP MANAGING COMMITTEE;
RICHARD HARTNACK AND LEE MITAU ANNOUNCE THEIR RETIREMENTS

MINNEAPOLIS (December 11, 2012) — U.S. Bancorp announced today that John Elmore and Kent Stone will succeed Richard Hartnack, vice chairman of consumer and small business banking, and James Chosy will succeed Lee Mitau as executive vice president and general counsel. All three appointments will become effective upon the retirements of Hartnack and Mitau on March 1, 2013.

Elmore, who has been with U.S. Bancorp since 1988, is currently executive vice president of community banking. Stone, who has been with U.S. Bancorp since 1980, is executive vice president, consumer banking. Elmore will become vice chairman of community banking and branch delivery, and will oversee the bank’s branch network, including metropolitan and community banking, and in-store and on-site banking. Stone will become vice chairman of consumer banking sales and support, and will lead the bank’s overall consumer and small business strategy and product management functions, as well as oversee residential mortgage lending and all consumer lending activities.

Chosy joins U.S. Bancorp from Piper Jaffray Companies, where he has served as general counsel and secretary since 2001. Prior to that, he was associate general counsel at U.S. Bancorp.

Hartnack has served as vice chairman, consumer and small business banking since April 2005, when he joined U.S. Bancorp. Prior to joining U.S. Bancorp, he served as vice chairman of Union Bank of California from 1991 to 2005 with responsibility for community banking and investment services.

Mitau has served as executive vice president and general counsel of U.S. Bancorp since 1995. Prior to 1995 he was a partner at the law firm of Dorsey & Whitney LLP in Minneapolis.

Elmore, Stone and Chosy will join U.S. Bancorp’s 15-member managing committee and report to Richard Davis, chairman, president and chief executive officer.

“I want to thank Rick and Lee for their many years of outstanding leadership to U.S. Bancorp,” said Davis. “Rick and Lee helped to lead U.S. Bank through the most turbulent period in recent history. Their contributions brought enormous value to our employees, customers and shareholders – and have helped to position U.S. Bank as a leader in our industry for the next generation – we will miss their influence.”

Davis added, “John and Kent are seasoned and highly respected U.S. Bank leaders with a demonstrated track record of helping us build the fifth largest bank in the nation. We are also excited to welcome back Jim to U.S. Bank. His legal and regulatory counsel will be invaluable during these rapidly evolving times. I look forward to serving with all three new members of our managing committee.”

U.S. Bancorp (NYSE: USB), with $352 billion in assets as of Sept. 30, 2012, is the parent company of U.S. Bank, the 5th largest commercial bank in the United States. The company operates 3,086 banking offices in 25 states and 5,080 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at www.usbank.com.

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